                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE
                                    RIGHTS)

                                       OF
                                 COCENSYS, INC.
                                       AT
                              $1.16 NET PER SHARE
                                       BY

                         PURDUE ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                               PURDUE PHARMA L.P.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 9, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE ("SHARES"), OF COCENSYS, INC., A DELAWARE CORPORATION (THE "COMPANY"), THAT, WHEN ADDED TO THE NUMBER OF SHARES TO BE RECEIVED BY PURDUE ACQUISITION CORPORATION UPON THE CONVERSION OF ALL OF THE SERIES E PREFERRED STOCK (AS DEFINED BELOW) PURCHASED BY PURDUE ACQUISITION CORPORATION UNDER THE SERIES E PURCHASE AGREEMENT (AS DEFINED BELOW), WOULD CONSTITUTE AT LEAST 90% OF THE FULLY DILUTED SHARES (AS DEFINED BELOW) AND (II) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 5, 1999, AMONG PURDUE PHARMA L.P., PURDUE ACQUISITION CORPORATION AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (EACH AS DEFINED BELOW), HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal with the certificates evidencing such tendered Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 2, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 2.

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:
                         BANCBOSTON ROBERTSON STEPHENS

                                AUGUST 12, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    3
  1. Terms of the Offer.....................................    5
  2. Procedure for Tendering Shares.........................    7
  3. Withdrawal Rights......................................   10
  4. Acceptance for Payment and Payment for Shares..........   11
  5. Certain Federal Income Tax Consequences................   12
  6. Price Range of Shares; Dividends.......................   13
  7. Certain Effects of the Transaction.....................   13
  8. Certain Information Concerning the Company.............   14
  9. Certain Information Concerning PNC, Parent and the
     Offeror................................................   17
 10. Source and Amount of Funds.............................   18
 11. Background of the Offer; Past Contacts, Transactions or
     Negotiations with the Company..........................   18
 12. Purpose of the Offer and the Merger; Plans for the
     Company................................................   20
 13. The Merger Agreement and the Series E Purchase
     Agreement..............................................   21
 14. Dividends and Distributions............................   27
 15. Certain Conditions of the Offer........................   28
 16. Certain Legal Matters..................................   30
 17. Fees and Expenses......................................   31
 18. Miscellaneous..........................................   31
ANNEX A.  CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
          EXECUTIVE OFFICERS OF PNI, THE OFFEROR AND PNC,
          THE GENERAL PARTNER OF PNLP.......................  A-1

To the Holders of Common Stock of CoCensys, Inc.:

                                  INTRODUCTION

     Purdue Acquisition Corporation, a Delaware corporation (the "Offeror") and an indirect wholly owned subsidiary of Purdue Pharma L.P., a Delaware limited partnership ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock issued under the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Shares") of CoCensys, Inc., a Delaware corporation (the "Company"), at a purchase price of $1.16 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of BancBoston Robertson Stephens Inc. (the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

     The Offeror is wholly owned by Purdue Neuroscience Inc., a Delaware corporation ("PNI"), that in turn is wholly owned by Purdue Neuroscience L.P., a Delaware limited partnership ("PNLP"). Parent owns 100% of the limited partnership interest in PNLP. Purdue Neuroscience Corporation, a New York corporation ("PNC"), is the general partner of PNLP. The Offeror, PNC, PNI and PNLP were formed in connection with the Offer and transactions contemplated thereby. For information concerning PNC, Parent and the Offeror, see Section 9.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE SUCH NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES TO BE RECEIVED BY THE OFFEROR UPON THE CONVERSION OF ALL OF THE SERIES E PREFERRED STOCK TO BE PURCHASED BY THE OFFEROR UNDER THE SERIES E PURCHASE AGREEMENT, WOULD CONSTITUTE AT LEAST 90% OF THE FULLY DILUTED SHARES (AS DEFINED BELOW) (THE "MINIMUM CONDITION"), AND (ii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     HAMBRECHT & QUIST LLC, THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION THAT, AS OF THE DATE OF SUCH OPINION, THE CONSIDERATION TO BE OFFERED TO THE HOLDERS OF COMMON STOCK OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF SUCH OPINION IS CONTAINED IN THE COMPANY'S STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS CONCURRENTLY HEREWITH.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 5, 1999 (the "Merger Agreement"), among Parent, the Offeror and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as an indirect wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock, Parent, the Offeror or any other subsidiary or affiliate of Parent or by stockholders, if any, who are entitled to and who properly demand and perfect appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). See Section 13.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer, the Series E Purchase Agreement or otherwise, the Offeror would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Offeror could, and intends to, effect the Merger without prior written notice to, or any action by, any other stockholder of the Company. See Section 13.

     The Offeror has entered into a Purchase Agreement dated as of August 5, 1999 (the "Series E Purchase Agreement") with the holder of the Series E Convertible Preferred Stock of the Company (the "Series E Preferred Stock"). Under the Series E Purchase Agreement, the holder of the Series E Preferred Stock has agreed to sell, and the Offeror has agreed to purchase, immediately following consummation of the Offer all of the Series E Preferred Stock beneficially owned by it, representing approximately 31% of the Fully Diluted Shares on an as-converted basis at the currently scheduled Expiration Date, for an aggregate purchase price of $2,200,000. The obligation of the holder of the Series E Preferred Stock to sell, and the obligation of the Offeror to purchase, the Series E Preferred Stock under the Series E Purchase Agreement, are subject to the Offeror having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Series E Preferred Stock will be convertible at the option of the holder into approximately 2,634,493 Shares at the currently scheduled Expiration Date. See Section 13.

     The Merger Agreement is more fully described in Section 13. The Company has informed the Offeror that, as of August 5, 1999, there were 4,873,480 Shares issued and outstanding, 774,597 Shares issuable upon the exercise of outstanding options to purchase Shares ("Company Stock Options") and 227,425 Shares issuable upon the conversion by the Company of the Series D Convertible Preferred Stock of the Company (the "Series D Preferred Stock"). In connection with the execution of the Merger Agreement and the consummation of the Merger, (i) all outstanding Company Stock Options will be accelerated and fully vested and each Share subject to any Company Stock Option will be converted into the right to receive an amount in cash equal to the excess, if any, of the Offer Price over the per share exercise price of such Company Stock Option; (ii) each of the holders of outstanding warrants to purchase Shares ("Warrants") has agreed to cancel such Warrants for de minimus consideration, subject to the Offeror having accepted Shares for payment under the Offer in accordance with the Merger Agreement; (iii) the Series C Convertible Preferred Stock of the Company (the "Series C Preferred Stock"), without any action of the holder thereof in accordance with applicable law, automatically will be converted into the right to receive an amount in cash equal to the number of Shares into which the Series C Preferred Stock is convertible (143,021 Shares according to the Company) multiplied by the Offer Price; (iv) the Company converted the Series D Preferred Stock on August 5, 1999 into 227,425 Shares in accordance with the terms governing the Series D Preferred Stock; and (v) the Company agreed to prepay with no premium the $1 million convertible note issued by the Company to the Warner-Lambert Company (the "WL Note") in cash in accordance with the agreement between the Company and the Warner-Lambert Company. For purposes of this Offer, "Fully Diluted Shares" shall mean all outstanding Shares after giving effect to the exercise of all Company Stock Options and the conversion of the Series D Preferred Stock and the Series E Preferred Stock at the currently scheduled Expiration Date, but without giving effect to the exercise of any Warrants or the conversion of the Series C Preferred Stock or the conversion of the WL Note into Shares. Based upon the foregoing, the Offeror believes that there will be 8,509,995 Fully Diluted Shares at the currently scheduled Expiration Date. Because the Shares subject to the Series E Purchase Agreement will represent approximately 31% of the Fully Diluted Shares, the Minimum Condition will be satisfied if at least an aggregate of 5,024,503 Shares and Company Stock Options are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Offeror accepts for payment Shares tendered pursuant to the Offer, the Offeror will be able to effect the Merger pursuant to the short-form merger provisions of the DGCL without prior notice to, or any action by, any other stockholder of the Company.

     Certain federal income tax consequences of the sale and purchase of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay promptly after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, September 9, 1999, unless and until the Offeror shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 15.

     In the Merger Agreement the Offeror has agreed that without the consent of the Company it may extend the Offer (a) if at the scheduled or extended Expiration Date any of the conditions to the Offeror's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer, (c) for a period not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of the Expiration Date, if, immediately prior to such Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer, when added to the number of Shares to be received by the Offeror upon conversion of all of the Series E Preferred Stock purchased by the Offeror under the Series E Purchase Agreement, equal less than 90% of the Fully Diluted Shares and (d) until 10 business days following the expiration of the 10 business day period referred to in clause (iv) of condition (c) of Section 15 and, if such clause (iv) of condition (c) shall not have been satisfied, for so long as the Offeror shall determine until, in its sole discretion, all conditions of the Offer are satisfied or waived. Without limiting the right of the Offeror to extend the Offer pursuant to the immediately preceding sentence, in the event that (i) the Minimum Condition has not been satisfied or (ii) any condition set forth in paragraph (a) of Section 15 is not satisfied at the scheduled Expiration Date, the Offeror shall extend the Expiration Date in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, or the Offeror reasonably determines that any Offer Condition is not capable of being satisfied on or prior to October 15, 1999, (y) the termination of the Merger Agreement in accordance with its terms and (z) October 15, 1999; provided, however, that if any person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) has publicly made an Acquisition Proposal (as defined in Section 13 hereof) or disclosed in writing its intention to make an Acquisition Proposal, the Offeror shall not be required to extend the Offer for more than five business days from the date of such publication or written disclosure of such Acquisition Proposal unless the Company's Board of Directors has reaffirmed its recommendation that the stockholders of the Company accept the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Offeror has agreed in the Merger Agreement that it will not, without the written consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to or modify (other than by waiver) the conditions set forth in Section 15, (d) except as set forth in the immediately preceding paragraph, extend the Offer, (e) change the form of the consideration payable in the Offer, (f) waive the Minimum Condition, or (g) amend or alter any other term of the Offer in any manner materially adverse to the holders of the Shares.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Offeror reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred, to, (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Thursday, September 9, 1999 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission to, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive any or all of the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     There can be no assurance that the Offeror will exercise its right to extend the Offer beyond any required extensions. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the terms and conditions contained in the Merger Agreement, the Offeror reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Offeror waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Offeror will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending on the materiality of the waiver.

     The Company has provided the Offeror with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Merger Agreement provides that prior to the effectiveness of the Merger, all outstanding Company Stock Options whether or not then fully exercisable, shall be accelerated and converted into the right to receive after the Effective Time (as defined in the Merger Agreement) from the Company, for each Share subject to any Company Stock Option, an amount in cash equal to the excess, if any, of the Offer Price over the per share exercise price of such Company Stock Option, without interest (less any applicable withholding taxes). All Company Stock Options not exercised at the Effective Time shall terminate and be canceled and shall cease to exist. See Section 13, "The Merger Agreement and the Series E Purchase Agreement -- Company Stock Options; Warrants."

     Notwithstanding the foregoing, the Board of Directors of the Company, with the written consent of Parent, has adopted resolutions providing for the acceleration of all Company Stock Options contingently upon and subject to consummation of the Offer. Holders of Company Stock Options who wish to tender Shares for which their Company Stock Options are exercisable should follow the procedures set forth in Section 2, "Procedure for Tendering Shares -- Tender of Shares from Exercise of Company Stock Options."

2. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined herein), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation (as defined in Section 4) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates evidencing unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which The Nasdaq Stock Market, Inc.'s National Market ("Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. DELIVERY OF THE LETTER OF TRANSMITTAL AND ACCOMPANYING SHARES WILL BE DEEMED EFFECTIVE AND RISK OF LOSS WITH RESPECT TO SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) WILL PASS ONLY WHEN SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) ARE ACTUALLY RECEIVED BY THE DEPOSITARY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering stockholder will irrevocably appoint designees of the Offeror as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 5, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's acceptance for payment of such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 5, 1999), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

     Tender of Shares from Exercise of Company Stock Options. Holders of Company Stock Options who wish to tender Shares for which their Company Stock Options are exercisable may do so either (a) by first exercising their Company Stock Options and delivering to the Depositary certificates for Shares being so tendered or (b) by executing a Letter of Transmittal appointing the Depositary as their agent to exercise if, and only if, the Offer is consummated, their Company Stock Options for the number of Shares to be tendered indicated in the Letter of Transmittal. In the case of clause (b), only a number of whole Shares for which the Company Stock Options are exercisable may be tendered. The Depositary will, in the event the Offer is consummated, pay the Company for each Share tendered pursuant to clause (b) an amount equal to the exercise price of the Company Stock Option exercised, and pay the holder of the Company Stock Option tendered pursuant to clause (b) for each such Share tendered an amount equal to the Offer Price minus the exercise price of the exercised Company Stock Option. The amount paid to employees pursuant to clause (b) shall be reduced by such amount of wage and employment withholding taxes as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign law. In any event, such payments for Shares tendered upon exercise of such Company Stock Options that are accepted for payment pursuant to the Offer will only be made after the receipt by the Depositary of such Shares as described in Section 4. Holders of Company Stock Options who elect to tender Shares pursuant to clause (b) above by executing a Letter of Transmittal, in addition to the matters described under "Appointment" above, will irrevocably appoint the Depositary as such holder's agent and attorney-in-fact in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such holder's rights, to exercise the Company Stock Options for the Shares being tendered. Notwithstanding the foregoing, Company Stock Options contigent tendered will be deemed not to have been exercised if the Offeror fails to accept Shares for payment pursuant to the Offer. In the event Company Stock Options are registered in a name other than the name of the tendering holder, or to the extent deemed necessary or appropriate by the Depositary or the Offeror to exercise such Company Stock Options, additional documents may be required to transfer record ownership of the Company Stock Options into the name of the tendering holder or the name of the Depositary.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF

SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. Subject to the terms of the Merger Agreement and applicable law, the Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, PNC, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Sunday, October 10, 1999. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 3, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, PNC, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 2.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in Section 2, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares (which will include all Shares received and tendered from the exercise of Company Stock Options exercised at such time) for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 above and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands such Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, to Shares held in connection with a "straddle", "hedging", "conversion" or other risk reduction transaction, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers in securities or foreign currencies, holders subject to the United States federal alternative minimum tax, or persons who have a fractional currency other than the United States dollar) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss, and in the case of an individual, will be taxable at a maximum federal rate of 20% if the holder held the Shares for more than one year on the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Individuals who held Shares for one year or less on the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger) will be taxable at a maximum federal rate of 39.6%. For individual taxpayers, the deductibility of capital losses is subject to limitations. Payments to corporate taxpayers, whether capital gains or ordinary income, are subject to a maximum regular tax rate of 35%. The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) on a properly completed Substitute Form W-9 provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 2. Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are currrently traded on the OTC Bulletin Board ("OTC") under the symbol COCN. Prior to July 14, 1999, the Shares were listed on Nasdaq under the same symbol. Nasdaq notified the Company by letter, dated December 1, 1998, that it was not in compliance with the $1.00 minimum closing bid price requirement for the continued listing of its Shares. A hearing on the issue was held on April 29, 1999, and the Company was notified by letter, dated July 13, 1999, that the Company's Shares had been delisted from Nasdaq. On July 14, 1999, the Shares commenced trading on the OTC.

     The following table sets forth for the periods indicated the high and low sales prices per Share on Nasdaq or the OTC as reported by the Company in its 1998 Annual Report on Form 10-K with respect to the fiscal years ended December 31, 1997 and December 31, 1998, and as reported by published financial sources with respect to periods after December 31, 1998. At the Special Meeting of Stockholders held on January 27, 1999, stockholders authorized the Board of Directors of the Company to effect a reverse stock split within a range of one new share of common stock for every six, seven or eight outstanding shares of stock. The Board subsequently approved a reverse split of one-for-eight effective April 15, 1999. All share and per share amounts have been restated to reflect this reverse stock split.

                                                              HIGH      LOW
                                                             ------    ------
Fiscal Year Ended December 31, 1997:
  First Quarter............................................  $63.00    $36.00
  Second Quarter...........................................  $47.00    $21.50
  Third Quarter............................................  $50.00    $23.00
  Fourth Quarter...........................................  $48.50    $23.50

Fiscal Year Ended December 31, 1998:
  First Quarter............................................  $36.00    $23.00
  Second Quarter...........................................  $29.00    $16.50
  Third Quarter............................................  $21.50    $ 7.00
  Fourth Quarter...........................................  $18.00    $ 2.00

Year Ending December 31, 1999:
  First Quarter............................................  $ 3.50    $ 1.50
  Second Quarter...........................................  $ 3.00    $ 0.63
  Third Quarter (through August 11, 1999)..................  $ 1.13    $ 0.63

     On August 5, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share on the OTC, as reported by Dow Jones Interactive, was $0.875. On August 11, 1999, the last full day of trading prior to the commencement of the Offer, the closing price per Share on the OTC, as reported by Dow Jones Interactive, was $1.09. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Since its inception, the Company has not declared or paid any dividends on the Shares.

7. CERTAIN EFFECTS OF THE TRANSACTION.

     Market for the Shares. The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror.

     OTC Bulletin Board Listing. In order for the Shares to continue to be quoted on the OTC, the Company is required to be current in its Exchange Act filings and have at least one registered market maker. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. According to the Company, as of August 5, 1999, there were approximately 376 holders of record of Shares and approximately 5,800 beneficial owners of Shares and as of August 5, 1999, there were 4,873,480 shares outstanding.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     If the registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, Parent, any affiliate of the Offeror or Parent, nor the Dealer Manager or Information Agent assumes any responsibility for the accuracy or completeness of any information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or their affiliates.

     The Company is a corporation organized under the laws of Delaware with its principal executive offices located at 213 Technology Drive, Irvine, California 92618. According to the Company's Form 10-K for the year ended December 31, 1998, as amended ("Company's 1998 Form 10-K"), the Company is a biopharmaceutical company dedicated to the discovery and development of small molecule drugs to treat neurological and psychiatric disorders. The Company's technology focuses on the exploration of novel receptors and their ligands and inhibitors through three technology platforms: specific GABA(A) receptor modulators named epalons; glutamate receptor antagonists; and sodium channel blockers. The Company is working to build a portfolio of products for disorders of the central nervous system, both through discovery and development of products utilizing the technical expertise and creativity of its scientists and through the in-licensing of new technology and product candidates. The Company conducts discovery and development of its products through internal resources and by licensing its technologies to collaboration partners who fund further research and development of its products.

  Recent Developments.

     On December 1, 1998, Nasdaq notified the Company by letter that it was not in compliance with the $1.00 minimum closing bid price requirement for the continued listing of its Shares. A hearing on the issue was held April 29, 1999, and the Company was notified by letter, dated July 13, 1999, that the Company's Shares had been delisted from Nasdaq. On July 14, 1999, the Shares commenced trading on the OTC.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 1998 Form 10-K, which is incorporated herein by reference, and provided by the Company for the quarter ended June 30, 1999. More comprehensive financial information is included in the Company's 1998 Form 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The Company's 1998 Form 10-K and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information."

                                 COCENSYS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                         SIX MONTHS ENDED
                                             JUNE 30,                 YEAR ENDED DECEMBER 31,
                                        -------------------    --------------------------------------
                                         1999        1998         1998          1997          1996
                                        -------    --------    ----------    ----------    ----------
                                            (UNAUDITED)        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues:
     Co-promotion revenues............  $    --    $    540     $    540      $  3,264      $  9,085
     Co-development revenues..........    1,377       1,021        2,046         8,650         6,073
                                        -------    --------     --------      --------      --------
     Total revenues...................    1,377       1,561        2,586        11,914        15,158
OPERATING EXPENSES
     Research and development.........    4,985       7,422       15,745        23,308        20,949
     Marketing, general and
       administrative.................    1,622       2,032        3,894         9,975        13,862
     Restructuring charges............    2,196          --           --            --            --
                                        -------    --------     --------      --------      --------
     Total operating expenses.........    8,803       9,454       19,639        32,283        34,811
                                        -------    --------     --------      --------      --------
  Operating loss......................   (7,426)     (7,893)     (17,053)      (21,369)      (19,653)
                                        -------    --------     --------      --------      --------
     Gain on disposition of sales
       force(1).......................       --         750        1,000         4,728            --
     Gain on disposition of interest
       of Cytovia, Inc.(2)............    3,326           0
     Interest income..................      245         434          908           898         1,304
     Interest expense.................      (85)        (44)         (81)          (78)         (139)
                                        -------    --------     --------      --------      --------
  Net loss............................   (3,940)     (6,753)     (15,226)      (15,821)      (18,488)
  Accretion of preferred stock for
     beneficial conversion feature....                  168          890            --            --
  Dividends on preferred stock........      760         323        1,052            --            --
                                        -------    --------     --------      --------      --------
  Net loss attributable to common
     shareholders.....................  $(4,700)   $ (7,244)    $(17,168)     $(15,821)     $(18,488)
                                        =======    ========     ========      ========      ========
  Basic and diluted loss per
     share(3).........................  $ (1.13)   $  (2.49)    $  (5.60)     $  (5.60)     $  (6.79)
                                        =======    ========     ========      ========      ========
  Shares used in computing basic and
     diluted loss per share...........    4,170       2,915        3,066         2,822         2,723
                                        =======    ========     ========      ========      ========

                                                JUNE 30,               DECEMBER 31,
                                                ---------    ---------------------------------
                                                  1999         1998         1997        1996
                                                ---------    ---------    --------    --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and investments........  $   5,616    $  12,195    $ 12,960    $ 17,999
Working capital...............................     (1,714)       5,315       8,374      14,434
Total assets..................................      7,445       15,099      16,916      22,051
Long-term obligations.........................        186          392       1,101         324
Accumulated deficit...........................   (120,851)    (116,151)    (98,983)    (83,162)
Total stockholders' equity....................       (392)       7,506      10,831      16,947

---------------
(1) In October 1997, the Company sold its sales and marketing force as discussed in note 4 to the financial statements of the Company.
(2) On May 6, 1999, the Company sold its interest in Cytovia, Inc. for $3.3 million.
(3) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS No. 128"). For further discussion of earnings per share and the impact of SFAS No. 128, see the notes to the financial statements of the Company.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the internet at http://www.sec.gov which includes documents the Company has filed via the SEC's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PNC, PARENT AND THE OFFEROR.

     The Offeror, a Delaware corporation, is an indirect wholly owned subsidiary of Parent. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the Series E Purchase Agreement and the commencement of the Offer. It is not anticipated that, prior to the consummation of the Offer and the Merger, the Offeror will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger. The principal executive office of the Offeror is located c/o Purdue Pharma L.P., 100 Connecticut Avenue, Norwalk, Connecticut 06850.

     PNI, a Delaware corporation, is a holding company and has not conducted any business other than that incident to its formation. PNI is currently wholly owned by PNLP, a Delaware limited partnership and a holding company that has not conducted any business other than that incident to its formation. The principal executive offices of PNI and PNLP are located c/o Purdue Pharma L.P., 100 Connecticut Avenue, Norwalk, Connecticut 06850.

     PNC, a New York corporation, is the general partner of PNLP, and has not conducted any business other than that incident to its formation. The principal executive office of PNC is located c/o Purdue Pharma L.P., 100 Connecticut Avenue, Norwalk, Connecticut 06850.

     Parent, a Delaware limited partnership, is a pharmaceutical company headquartered in Connecticut. The principal executive office of Parent is located at 100 Connecticut Avenue, Norwalk, Connecticut 06850.

     Parent and its associated companies are engaged in the research, development, production, marketing, sales, distribution and licensing of ethical pharmaceuticals, over-the-counter medicines and hospital products. Parent and its associated companies' primary distribution and manufacturing arms are located in the United States, United Kingdom, Germany and Canada. They also have facilities in Switzerland, Ireland, Austria and Denmark, and joint ventures in India, China and other international locations. Products are marketed and sold in other countries by Parent's associated companies and joint ventures and are also licensed in over 100 countries.

     Parent and its associated companies are wholly owned, directly or indirectly through family trusts and holding companies, 50% by the family of Mortimer D. Sackler, M.D. and 50% by the family of Raymond R. Sackler, M.D.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of the directors and executive officers of the Offeror, PNI and PNC are set forth in Annex A to this Offer to Purchase.

     Except as set forth in this Offer to Purchase, none of the Offeror, Parent, PNC or, to the best of their knowledge, any of the persons listed in Annex A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between PNC, the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of PNC, the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     The Offeror has entered into the Series E Purchase Agreement with the holder of the Series E Preferred Stock. Under the Series E Purchase Agreement, the holder of the Series E Preferred Stock has agreed to sell, and the Offeror has agreed to purchase, immediately upon consummation of the Offer all of the Series E Preferred Stock beneficially owned by it, representing approximately 31% of the Fully Diluted Shares on an as-converted basis at the currently scheduled Expiration Date, for an aggregate purchase price of $2,200,000. The obligation of the holder of the Series E Preferred Stock to sell, and the obligation of the Offeror to purchase, the Series E Preferred Stock under the Series E Purchase Agreement, are subject to the Offeror having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Series E Preferred Stock will be convertible at the option of the holder into approximately 2,634,493 Shares at the currently scheduled Expiration Date.

     Available Information. Neither the Offeror nor Parent is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the Commission under the Exchange Act relating to its business, financial position, results of operations or other matters. However, the Offeror and Parent have filed a Schedule 14D-1 and exhibits thereto with the Commission in connection with the Offer and the Merger.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. Parent and the Offeror estimate that the total amount of funds required by the Offeror to
(i) purchase all of the Shares pursuant to the Offer and pay the Merger Consideration, and (ii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $9.2 million. The Offeror has obtained all required funds from capital contributions from PNI made prior to commencement of the Offer.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     On May 19, 1998, a former executive of the Company approached an executive of Parent at a biotechnology partnering conference to discuss potential interest in a research and development collaboration and technology licensing arrangement for some of its programs in the areas of epilepsy, pain, neuroprotection and neurodegenerative disease treatments. Through ensuing correspondence and conversations, Parent expressed interest in the Company's programs in sodium ion channel modulation and AMPA/Kainate modulators for the treatment of pain, a core business area of Parent.

     On August 4, 1998, a conference call was held between executives of the Company and Parent. The Company stated that it planned to take its lead sodium channel blocker compound, Co 102862, through Phase II clinical evaluation to demonstrate efficacy in humans and to maximize the value of the product for its stockholders before licensing. The Company was primarily interested in establishing a research collaboration partnership for the AMPA program in a manner similar to their collaboration with Parke-Davis.

     Between August 28 and October 21, 1998, the Company and Parent negotiated a confidentiality agreement (the "Confidentiality Agreement") to support further discussions regarding these programs. During October 1998, the Company informed Parent that it had changed its licensing strategy and would begin partnering discussions for its sodium channel blocker program. Executives of the Company visited

Parent on November 17, 1998 for detailed scientific discussions with executives of Parent. After the discussions both parties decided to negotiate a licensing agreement for the sodium channel blocker program. The Confidentiality Agreement was amended on December 7, 1998 to expand the scope of confidential disclosures to include the Company's glycine site NMDA antagonist and nociceptin/orphanin FQ receptor modulation programs. The Company provided its proposed terms for a development and collaboration agreement for the sodium channel blocker program to Parent on December 11, 1998.

     On December 8, 1998, the Company entered into an engagement letter with Hambrecht & Quist LLC ("H&Q") to represent the Company as its exclusive financial advisor in connection with the potential sale of the Company.

     On December 17, 1999, executives of Parent visited the Company to discuss all of the Company's programs in pain management and to conduct a preliminary due diligence investigation with respect to the previously discussed development and research collaboration agreement.

     Following discussions with an executive of the Company and internal discussions and evaluations, on January 13, 1999 at the Hambrecht & Quist Healthcare Investor Conference in San Francisco, Parent developed and presented a non-binding offer letter with respect to the licensing programs under discussion to the executives of the Company, including the Chairman of the Company. Over the next two months, negotiations continued regarding license terms and conditions which resulted in a second non-binding offer letter, dated February 26, 1999, describing a proposed product license, development and research collaboration agreement and a development services agreement ("February 26, 1999 Offer Letter").

     On March 10, 1999, the Chairman and executives of the Company visited Parent and met with executives of Parent to discuss the proposed collaboration between the companies and to better understand the principles underlying the proposed relationship.

     On March 16, 1999, a group of seven scientists from Parent visited the Company to conduct further technical due diligence to support the February 26, 1999 Offer Letter.

     On April 16, 1999, Parent sent to the Company a revised non-binding offer letter describing a proposed product license, development and research collaboration agreement which was subject to Parent's testing and verification of efficacy of the lead compound, Co 102862 ("April 16, 1999 Offer Letter").

     On May 17, 1999, while executives from both parties were attending the Biotechnology Industry Organization's annual meeting in Seattle, they met to discuss ways to resolve the subject condition in the April 16, 1999 Offer Letter. During the course of conversation, an executive from the Company asked if Parent had authorized a person from BancBoston Robertson Stephens Inc. ("BancBoston Robertson Stephens") to initiate acquisition discussions with the Company. Parent's executive stated that BancBoston Robertson Stephens met with Parent in early April where they discussed a range of companies for potential transactions but Parent had not yet engaged or authorized any investment banker to contact the Company on its behalf. The Company's executive stated if Parent was interested in acquiring the Company they could contact the Chairman of the Board directly since they already had established a relationship. When asked, the Company executive indicated that Parent would be considered a friendly suitor given the strong congruence of mutual scientific and product interests between the parties.

     On June 7, executives of Parent telephoned the Chairman of the Company and confirmed with the Company that the Company would view Parent as a friendly suitor.

     On June 9, 1999, before the Company's Board of Directors meeting, executives of Parent telephoned the Company's Chairman to confirm Parent's interest in acquiring the Company and to present certain terms of the proposed acquisition. Later that day, the Company's Chairman confirmed by telephone that the Company's Board of Directors would entertain an offer from Parent and suggested a period of exclusivity for negotiating terms of the proposed transaction.

     On June 10, 1999, Parent confirmed to the Company its intention to proceed to negotiate without exclusivity while conducting an expedited due diligence process.

     On June 11, 1999, Parent signed an engagement letter dated May 13, 1999, with BancBoston Robertson Stephens pursuant to which Parent engaged BancBoston Robertson Stephens to represent Parent as its investment banker in a transaction with the Company. During May and June 1999, BancBoston Robertson Stephens had held exploratory, informational and confirmatory discussions with H&Q.

     On June 18, 1999, executives of Parent visited the Company and its executives to discuss the transaction. On such date, the CA was amended in order to expand the scope of the agreement to include information and discussions related to the Company's finances, business, operations and technologies in order for Parent to determine its level of interest in pursuing a transaction with the Company.

     On June 23, 1999, a non-binding proposal letter was sent by Parent to the Company describing a preliminary offer to purchase the Company, including the Company's outstanding preferred stock and liabilities, at a price between the then current market value (an aggregate of approximately $7.2 million) and $9.5 million in cash, subject to certain conditions. After consulting with the Company's advisors and several members of the Company's Board of Directors, the Chairman of the Company agreed to receive Parent's due diligence team for an evaluation of the Company. On-site due diligence was conducted by Parent and its representatives at the Company from June 30 through July 8, 1999.

     On July 9, 1999, a revised non-binding proposal letter and draft agreement and plan of merger was sent by Parent to the Company for consideration. After discussions between the parties and their representatives, a further revised non-binding proposal letter was signed by the Company on July 15, 1999 (the "Revised Proposal Letter"). The Revised Proposal Letter was subject to certain conditions, including, among other things, Offeror reaching satisfactory agreements with the holder of the Series E Preferred Stock, and the Company reaching satisfactory agreements with certain warrant and option holders and with respect to the WL Note (the "Ancillary Agreements").

     Between July 15, 1999 and August 5, 1999, drafts of the Merger Agreement and the Ancillary Agreements were delivered to the Company and its representatives. Numerous discussions and negotiations took place between the parties and their representatives pursuant to which the parties agreed upon the terms of the proposed transaction and finalized the definitive agreements, including the Merger Agreement and the Ancillary Agreements.

     On August 4, 1999, H&Q delivered its oral opinion to the Board of Directors of the Company that the consideration to be received by the holders of common stock of the Company in connection with the proposed Merger is fair, from a financial point of view, to such stockholders. On August 4, 1999, the Board of Directors of Parent, the Board of Directors of the Offeror and the Board of Directors of the Company each approved the proposed transaction.

     On August 5, 1999, H&Q delivered its written opinion to the Board of Directors of the Company that the consideration to be received by the holders of Common Stock of the Company in the Merger is fair to such stockholders from a financial point of view. On August 5, 1999, a duly appointed committee of the Board of Directors of the Company ratified the Board of Directors of the Company's approval of the transaction, and Parent, the Offeror and the Company entered into the Merger Agreement.

     The transaction was publicly announced before U.S. financial markets opened on August 6, 1999. A copy of Parent's press release announcing the execution of the Merger Agreement is filed as Exhibit (a)(8) hereto and is incorporated herein by reference.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Merger. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Offeror, Parent or any of their affiliates, Shares held in the treasury of the Company and Shares owned by the stockholders who properly perfect any appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Offeror pursuant to the Offer. If the Offeror acquires, pursuant to the Offer, the Series E Purchase Agreement or otherwise, voting power with respect to at least a majority of the outstanding Shares, the Offeror will have certain rights to designate a majority of the directors on the Company's Board of Directors. See "The Merger Agreement -- Board of Directors" in Section 13. The Company has agreed that, upon the acceptance for payment by the Offeror of such number of Shares that, together with the Shares held by the Offeror from the conversion of the Series E Preferred Stock, would constitute a majority of the outstanding Shares, the Offeror will designate such number of directors to sit on the Board as will give the Offeror a majority of the Board of Directors.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of
Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Offeror does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offeror purchases Shares in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

     Except as otherwise described in this Offer to Purchase, the Offeror and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. THE MERGER AGREEMENT AND THE SERIES E PURCHASE AGREEMENT.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Obligations of the Parties to Effect the Merger," the Offeror will be merged with and into the Company, with the Company surviving the Merger and each then outstanding Share (other than Shares owned by the Company, Parent, the Offeror, any other subsidiary or affiliate of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

     The Offer is conditioned upon, among other things, the Minimum Condition, and the Offeror has agreed in the Merger Agreement that it will not, without the written consent of the Company, waive the Minimum Condition.

     Vote Required To Approve Merger. The DGCL provides that if a parent company owns at least 90% of each class of voting stock of a subsidiary, such parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the

Offer or the conversion of the Series E Preferred Stock or otherwise, the Offeror owns at least 90% of the outstanding Shares, the Offeror could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     If a parent company owns less than 90% of each class of voting stock of a subsidiary, the DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has unanimously approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described above is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Offeror) is generally required to approve the Merger. If the Offeror acquires, through the Offer, the conversion of the Series E Preferred Stock or otherwise, voting power with respect to a majority of the outstanding Shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Conditions to the Obligations of the Parties to Effect the Merger. The Merger Agreement provides that the obligation of the parties to effect the Merger is subject to the satisfaction of certain conditions, including the following: (a) if required by applicable law, the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Offeror and Parent shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the
Company:

          (1) by mutual written consent of Parent and the Company, by action of the Board of Directors of the General Partner on behalf of the Parent and by the Board of Directors of the Company;

          (2) by either Parent or the Company if neither the Offer nor the Merger shall have been consummated on or before December 31, 1999 unless such date is otherwise extended by Parent in its sole discretion; provided, however, that neither Parent nor the Company may terminate the Merger Agreement under the foregoing clause if such party shall have materially breached the Merger Agreement;

          (3) by either Parent or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its best efforts to remove or lift such order, decree, ruling or other action;

          (4) by the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Proposal (as defined below), or has commenced a tender or exchange offer for the Shares, and the Board of Directors of the Company determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Superior Proposal (as defined below) and (ii) after receiving advice from outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would be reasonably determined to constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law;

          (5) by Parent if, (A) Parent shall not have materially breached the Merger Agreement and (B) the Board of Directors of the Company shall have
     (i) failed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement (the "Stockholder Acceptance"), (ii) withdrawn or modified its approval or recommendation of the Merger Agreement, the Offer or the Merger, (iii) shall have approved or recommended an Acquisition Proposal (as defined below), (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to impede the Stockholder Acceptance;

          (6) by the Company, if the Offeror or Parent shall have (i) failed to commence the Offer within five business days after the public announcement by Parent and the Company of the Merger Agreement, (ii) failed to pay for Shares pursuant to the Offer in accordance with the Merger Agreement or
     (iii) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform in respect of clause
     (iii) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Offeror, as applicable;

          (7) by Parent or the Offeror prior to the Offeror's obligation to accept Shares for payment pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (c), (d) or (e) of Section 15 and
     (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (8) by either Parent or the Company, if the Stockholder Acceptance shall not have been obtained at a Stockholders Meeting; if required by applicable law; or

          (9) by either Parent or the Company if, as the result of the failure of any of the conditions set forth in Section 15, the Offeror shall have terminated the Offer in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any of its obligations under, or breach of any provisions of, the Merger Agreement or results in the failure of any such condition.

     Acquisition Proposals. The Merger Agreement provides that, from the date thereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company or the termination of the Merger Agreement, neither the Company nor any of its officers, directors, or employees shall, and the Company will instruct its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal (including, without limitation, any Acquisition Proposal to its stockholders) or, other than in the event that the Board of Directors of the Company determines in good faith, after receiving advice from outside counsel, that failure to do so would be reasonably determined to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and in response to an unsolicited request therefor by a person who a majority of the Board of Directors of the Company believes intends to submit a Superior Proposal, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; and that it will immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this section; provided, however, that nothing contained in this section shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the

Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law. The Merger Agreement provides that the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the specific terms thereof and, subject to any confidentiality obligations of the Company existing as of August 5, 1999, the identity of the other party or parties involved) and furnish to Parent within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustment to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any non-public information provided to any third party relating thereto. In addition, the Company shall promptly advise Parent, in writing, if the Board of Directors of the Company shall make any determination as to any Acquisition Proposal. The Merger Agreement defines "Acquisition Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated thereby. For purposes of the Merger Agreement, "Superior Proposal" means any Acquisition Proposal which a majority of the disinterested directors of the Company determines in its good faith judgment (based on the advice of the Company's independent financial advisor) to be more favorable to the stockholders of the Company than the Offer or the Merger, and for which financing, to the extent required, is then committed.

     Fees and Expenses.  The Merger Agreement provides that, in the event that
(i) the Merger Agreement is terminated pursuant to clause 4 or 5 under "Termination of the Merger Agreement" above, or (ii) any person (other than Parent or any of its affiliates) shall have made or proposed, communicated or disclosed in a manner which is or otherwise becomes public an Acquisition Proposal prior to the Effective Time and, thereafter, the Merger Agreement is terminated in connection with such Acquisition Proposal, then the Company shall pay to Parent $237,500 as liquidated damages and not as a penalty. The parties agree that such amount is a reasonable estimate of the costs and expenses that would be incurred and the value of services consumed by and on behalf of Parent and the Offeror if the transactions contemplated hereunder were not to go forward as a result of such a termination. Except as otherwise specifically provided for in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses.

     The Merger Agreement provides that the prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

     Conduct of Business by the Company. The Merger Agreement provides that, except as contemplated by the Merger Agreement or as expressly agreed to in writing by Parent (such consent not to be unreasonably withheld), during the period from the date of the Merger Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company will conduct its operations according to its ordinary and usual course of business and consistent with past practice and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having material business dealings with it and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in the Merger Agreement, (y) required by law, or (z) set forth on Schedule 6.01 to the Merger Agreement, the Company will not without the consent of Parent (such consent not to be unreasonably withheld):

          (i) (a) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of the Merger Agreement, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) other than in connection with the exercise of options and warrants outstanding prior to the date hereof in accordance with their current terms, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent;

          (iii) amend its Certificate of Incorporation or By-Laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets;

          (vi) amend or otherwise modify, or terminate, any Contract;

          (vii) incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of $10,000, or make any loans, advances or capital contributions to, or investments in, any other person;

          (viii) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

          (ix) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (x) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (xi) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

          (xii) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim with a cost of $10,000 or more;

          (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

          (xiv) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit;

          (xv) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill", consulting, advisory or employment agreement to which the Company is a party (except for any agreement which terminates in accordance with its express terms);

          (xvi) approve any annual operating budgets for the Company;

          (xvii) change the Company's dividend policy;

          (xviii) enter into any transaction with affiliates;

          (xix) enter into any business other than the business currently engaged in by the Company;

          (xx) pursuant to or within the meaning of any bankruptcy law, (a) commence a voluntary case, (b) consent to the entry of an order for relief against it in an involuntary case, (c) consent to the appointment of a custodian of it or for all or substantially all of its property or (d) make a general assignment for the benefit of its creditors;

          (xxi) purchase or lease or enter into a binding agreement to purchase or lease any real property;

          (xxii) enter into or amend, modify or terminate any employment agreement with any officer or employee;

          (xxiii) enter into any joint venture, lease, license, management agreement, research agreement, development agreement, option or other obligation relating to new development, or any other agreement of the Company, including without limitation any agreement or arrangement relating to Intellectual Property Rights (as defined in the Merger Agreement); or

          (xxiv) take, or agree in writing or otherwise to take, any of the foregoing actions.

     Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, a majority of the Shares by the Offeror pursuant to the Offer, the Offeror shall be entitled and obligated to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Company Stock Options; Warrants. The Merger Agreement provides that prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all action necessary to provide that the outstanding Company Stock Options and Warrants, whether or not then fully vested or exercisable, shall, at the Effective Time, be canceled and retired and shall cease to exist, and the holders thereof entitled to receive the consideration from the Surviving Corporation, if any, determined in accordance with the Merger Agreement, including obtaining all necessary consents of the holders of Company Stock Options and Warrants to the foregoing cancellation and treatment of such Company Stock Options and Warrants. In addition, the Company shall take all necessary action to provide that the employee stock purchase plans and the stock options plans of the Company shall be terminated as of the Effective Time.

     Notwithstanding the foregoing, the Board of Directors of the Company, with the written consent of Parent, has adopted resolutions providing for the acceleration of all Company Stock Options contigently upon and subject to consummation of the Offer.

     Rights Agreement. The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement, dated as of May 15, 1995, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). Pursuant to the Merger Agreement, the Company has executed and delivered an Amendment to the Rights Agreement, dated as of August 5, 1999 (the "Rights Agreement Amendment"), by and between the Company and the Rights Agent which provides that, among other things, (a) neither the Merger Agreement, nor any of the transactions contemplated thereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and (b) the Rights will automatically on and as of the Effective Time be void and of no further force or effect.

     Indemnification and Insurance. In the Merger Agreement, Parent and the Offeror have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its certificate of incorporation or by-laws or existing indemnification contracts (all of which have been disclosed on Schedule 4.10 to the Merger Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     Pursuant to the Merger Agreement, Parent will, for a period of six years from the Effective Time, unless Parent agrees in writing to guarantee the indemnification obligations set forth above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at less than or equal to 150% of the current per annum cost, Parent will be obligated to purchase only so much coverage as may then be obtained for such amount.

     The Merger Agreement provides that the indemnification obligations set forth in the Merger Agreement shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Offeror's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the directors of the Company not designated by Parent or the Offeror is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, or extend the time for performance of the Offeror's and Parent's respective obligations under the Merger Agreement.

     Series E Purchase Agreement. The Offeror has entered into the Series E Purchase Agreement with the holder of the Series E Preferred Stock. Under the Series E Purchase Agreement, the holder of the Series E Preferred Stock has agreed to sell, and the Offeror has agreed to purchase, immediately upon consummation of the Offer all of the Series E Preferred Stock beneficially owned by it, representing approximately 31% of the Fully Diluted Shares on an as-converted basis at the currently scheduled Expiration Date, for an aggregate purchase price of $2,200,000. The obligation of the holder of the Series E Preferred Stock to sell, and the obligation of the Offeror to purchase, the Series E Preferred Stock under the Series E Purchase Agreement, are subject to the Offeror having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Series E Preferred Stock will be convertible at the option of the holder, subject to certain conditions, into approximately 2,634,493 Shares at the currently scheduled Expiration Date.

14. DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the paragraphs under the caption "Conduct of Business by the Company" under Section 13, and nothing herein shall constitute a waiver by the Offeror or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Offeror or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after August 5, 1999, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company stock options or warrants, then, subject to the provisions of Section 15, the Offeror, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after August 5, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Offeror or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15, (a) the Offer Price may, in the sole discretion of the Offeror, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Offeror, be exercised for the benefit of the Offeror, in which case the proceeds of such exercise will promptly be remitted to the Offeror. Pending such remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Offeror in its sole discretion.

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Offeror's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Offeror shall not be required to accept for payment or, subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, when added to the number of Shares to be received by the Offeror upon the conversion of all of the Series E Preferred purchased by the Offeror under the Series E Purchase Agreement would satisfy the Minimum Condition as of the Expiration Date. Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists or shall occur and remain in effect:

          (a) there shall be threatened, instituted or pending by any Governmental Entity or instituted or pending by any person any suit, action, investigation or proceeding (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer or seeking to restrain, prohibit or delay the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company, (ii) seeking to prohibit or impose any limitations on Parent's or the Offeror's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent, the Offeror, the Company or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent, the Offeror and their respective subsidiaries (provided that any prohibition, limitation, restriction or other action or requirement with respect to any of the Intellectual Property Rights of the Company, or rights or obligations related to or arising from the Intellectual Property Rights of the Company, shall be deemed a material portion for purposes hereof), (iii) seeking to make illegal, impose material limitations on the ability of the Offeror, or render the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Offeror or Parent (or any of their affiliates) to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect on the Parent, the Offeror or Company;

          (b) there shall be any statute, rule, regulation, judgment, decree, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court that could reasonably be expected to, in the judgment of the Parent, result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement with any other Person pursuant to any Acquisition Proposal, (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions, or (iv) the Board of Directors of the Company shall have failed to reject any Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer, other than any matters that individually or in the aggregate would not have a material adverse effect on the Company (provided, however, that the failure of any representations and warranties with respect to, arising from or related to the Intellectual Property Rights of the Company to be true and correct in any material respect shall be deemed to have a material adverse effect on the Company);

          (e) the Company shall have failed to perform in any respect any material obligation or to comply in any respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply is not substantially cured within 10 days after Parent provides the Company with notice of such failure;

          (f) there shall be any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company, or securities convertible into or exercisable for shares of capital stock or other voting securities of the Company, which gives any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans.

     The foregoing conditions are for the sole benefit of Parent and the Offeror, may be asserted by Parent or the Offeror regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Offeror not in violation of the Merger Agreement) and may be waived by Parent or the Offeror in whole or in part at any time and from time to time in the sole discretion of Parent or the Offeror, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

16. CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U.S. Antitrust. The Hart-Scott-Rodino Act ("HSR Act") imposes a 15-calendar day waiting period for consummation of a cash tender offer following the filing of a Notification and Report Form. The HSR Act does not apply, however, to the acquisition of companies with annual net sales and total assets below certain thresholds. Parent believes that the Offer and the Merger are not subject to the HSR Act because the Company has annual net sales (as reported in its 1998 Form 10-K) and total assets (as provided by the Company for the quarter ended June 30, 1999) of less than $15 million. Therefore, Parent does not intend to file a Notification and Report Form with respect to the Offer under the HSR Act.

     Filings with, notifications to, and authorizations and approvals of certain antitrust authorities in jurisdictions other than the United States may be required. There can be no assurance that any authorizations, approvals or decisions required by such authorities will be granted or that such authorities will not challenge the Offer or the Merger. Parent and the Company believe, however, that the failure to obtain such authorizations and approvals would not be material.

     At any time before or after the Offeror's purchase of Shares pursuant to the Offer, an antitrust enforcement agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of Parent or its affiliates or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. Neither the Offeror nor any of its affiliates (as such term is defined in Section 203 of the DGCL) became an Interested Stockholder prior to approval of the transaction by the Board of Directors of the Company. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Offeror does not know whether any state takeover statutes or regulations will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

     Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     BancBoston Robertson Stephens is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Shares. Parent and its associated companies have agreed to pay BancBoston Robertson Stephens a transaction fee of $750,000 for its services upon consummation of the Offer. BancBoston Robertson Stephens will not receive a separate fee for its services as Dealer Manager in connection with the Offer. Parent and its associated companies also have agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses related to its engagement, including the fees of its counsel, and have agreed to indemnify BancBoston Robertson Stephens against certain liabilities and expenses.

     The Offeror has retained MacKenzie Partners, Inc., as Information Agent, and American Stock Transfer & Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

     The Offeror and Parent have filed with the Commission a Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          PURDUE ACQUISITION CORPORATION

August 12, 1999

                                                                         ANNEX A

                CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF PNI, THE OFFEROR
                      AND PNC, THE GENERAL PARTNER OF PNLP

     1. Directors and Executive Officers of PNI and the Offeror. Set forth below is the name, current business address, present principal occupation or employment and five-year employment history of each director and executive officer of PNI and the Offeror. Each person named below is a citizen of the United States of America. Each person's business address is c/o Purdue Pharma L.P., 100 Connecticut Avenue, Norwalk, Connecticut 06850.

                                               PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
NAME                                              POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
----                                           ----------------------------------------------------------
Stuart D. Baker..............................  Director, Vice President and Assistant Secretary of the
                                               Offeror and PNI since August 1999; Vice President of
                                               Parent since 1994; and Partner at Chadbourne & Parke LLP
                                               since 1969. Mr. Baker owns indirectly 125 Shares (less
                                               than 0.1%) through Beaux Arts Wall Paper Co., Inc., a
                                               corporation wholly owned by Mr. Baker, with a business
                                               address at 30 Rockefeller Plaza, Room 3248, New York, New
                                               York 10112.
Howard R. Udell..............................  Director, Vice President and Assistant Secretary of the
                                               Offeror and PNI since August 1999; Vice President and
                                               General Counsel of Parent since 1992; and Partner at
                                               Millard, Greene & Udell since 1976.
Paul D. Goldenheim, M.D......................  Vice President of the Offeror and PNI since August 1999;
                                               Vice President of Parent since 1994.
Edward B. Mahony.............................  Vice President of the Offeror and PNI since August 1999;
                                               Vice President of Parent since 1994.
James J. Dolan...............................  Vice President of the Offeror and PNI since August 1999;
                                               Vice President of Parent since 1997 and Executive
                                               Director, Licensing and Business Development of Parent
                                               since 1994.

     2. General Partner of PNLP. Set forth below is the name of each director and executive officer of PNC, the general partner of PNLP. Unless otherwise indicated, for each person identified below all information concerning the citizenship, current business address, present principal occupation or employment and five-year employment history of such person is the same as the information given above.

                                               PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
NAME                                              POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
----                                           ----------------------------------------------------------
Stuart D. Baker..............................  Director, Vice President and Assistant Secretary since
                                               August 1999.
Howard R. Udell..............................  Director, Vice President and Assistant Secretary since
                                               August 1999.
Paul D. Goldenheim, M.D......................  Vice President since August 1999.
Edward B. Mahony.............................  Vice President since August 1999.
James J. Dolan...............................  Vice President since August 1999.

     Parent and its associated companies are wholly owned, directly or indirectly through family trusts and holding companies, 50% by the family of Mortimer D. Sackler, M.D. and 50% by the family of Raymond R. Sackler, M.D.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier:
        40 Wall Street                  (718) 234-5001                  40 Wall Street
          46th Floor                                                      46th Floor
   New York, New York 10005                                        New York, New York 10005

                               Confirm Receipt of
                            Facsimile by Telephone:

                                 (718) 921-8200

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      The Dealer Manager for the Offer is:

                         BANCBOSTON ROBERTSON STEPHENS
                         590 MADISON AVENUE, 36TH FLOOR
                            NEW YORK, NEW YORK 10022
                         (212) 319-8900 (CALL COLLECT)

                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                           (800) 322-2885 (TOLL-FREE)